                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            ILLINOIS TOOL WORKS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required

     [ ] Fee computed on table below per Exchange Act Rule 14a6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

DRAFT #6 - March 10, 1997

                            ILLINOIS TOOL WORKS INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held Friday, May 9, 1997



To the Stockholders:

         The Annual Meeting of the Stockholders of Illinois Tool Works Inc., a Delaware corporation, will be held on Friday, May 9, 1997 at 3:00 p.m., Central Time, at The Northern Trust Company (6th Floor), 50 South LaSalle Street, Chicago, Illinois, for the following purposes:

         (1)     To elect ten directors of the Company,

         (2) To amend Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of authorized shares and par value of the Common Stock,

         (3) To act on a stockholder proposal concerning splitting the positions of CEO and Chairman, and

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors recommends a vote FOR the nominated directors and FOR the amendment of the Company's charter but AGAINST proposal 3.

         The Board of Directors set March 11, 1997 as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. Only stockholders of record at the close of business on that date will be entitled to receive notice of and to vote at the meeting. The transfer books of the Company will not be closed.

         Even if you expect to attend the meeting, you are requested to sign the enclosed proxy and return it promptly in the accompanying envelope.

         The Company's Annual Report for 1996 is being mailed to stockholders with this Notice.


                                       By Order of the Board of Directors

                                                STEWART S. HUDNUT
                                                    Secretary
Glenview, Illinois
March 25, 1997

IMPORTANT -- PLEASE MAIL YOUR SIGNED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

                            ILLINOIS TOOL WORKS INC.
                             3600 WEST LAKE AVENUE
                            GLENVIEW, ILLINOIS 60025
                                 MARCH 25, 1997

                                PROXY STATEMENT


       For The Annual Meeting of Stockholders of Illinois Tool Works Inc.

                           To Be Held on May 9, 1997

         This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of Illinois Tool Works Inc. to be held on Friday May 9, 1997 and is being mailed to stockholders on or about March 25, 1997.

         The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by delivering a written revocation to the Secretary of the Company. The only business which the Board of Directors intends to present or knows will be presented is (1) the election of directors, (2) the amendment of Article Fourth of the Company's' Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 350,000,000 and to increase the par value per share of Common Stock from none to $.01, and (3) the stockholder proposal. However, the proxy confers discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting.

         As of March 11, 1997, the record date for the Annual Meeting, the Company had issued and outstanding 124,531,549 shares of Common Stock, without par value. Each share entitles its owner to one vote. A majority of the issued and outstanding shares constitutes a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of directors requires a plurality vote. The amendment of the Company's Restated Certificate of Incorporation requires the favorable vote of a majority of the holders of the outstanding Common Stock. Every other matter submitted to stockholders requires the favorable vote of a majority of the votes present in person or represented by proxy. Votes withheld for director elections are excluded from the vote for directors. On other proposals, abstentions are counted as votes against in tabulations of the votes cast, but broker non-votes are not counted for purposes of determining if a proposal has been approved.

                             Election of Directors

         Ten directors of the Company are to be elected to hold office until the next annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal. Unless otherwise directed, proxies will be voted at the meeting for the election of the persons listed below, or in the event of an unforeseen contingency, for different persons as substitutes. The Nominating Committee and the Board of Directors as a whole are recommending this slate, and note with regret the retirements as directors of Messrs. Becton, Jones, Kennedy and Leet, each of whom has brought his own separate set of skills to his service on this Board but have now reached the mandatory retirement age. Set forth below are the name, age, principal occupation and other information concerning each nominee.

Michael J. Birck (58)
         Founder of Tellabs, Inc., President and Chief Executive Officer since 1975. Tellabs designs, manufactures, markets and services voice and data equipment. Mr. Birck is a director of USF&G Corporation and Molex, Inc. He has been a director of the Company since 1996.

Marvin D. Brailsford (58)
         Vice President of Kaiser-Hill LLC (construction and environmental services) since August 1996, founder and President of the Brailsford Group from 1995 to 1996, and President of Metters Industries from 1992 to 1995. He retired from the United States Army in 1992 with the rank of Lieutenant General after 33 years of service. He has been a director of the Company since 1996.

Susan Crown (38)
         Vice President, Henry Crown and Company since 1984, a family owned and operated company with investments in securities, real estate, resort properties and manufacturing operations. Ms. Crown is a director of Baxter International Inc. She is also a trustee and executive committee member of Rush-Presbyterian-St. Luke's Medical Center in Chicago and a trustee of The Yale Corporation. She has been a director of the Company since 1994.

H. Richard Crowther (64)
         Former Vice Chairman of the Company from 1990 through March 31, 1995. Prior to becoming Vice Chairman, Mr. Crowther was Executive Vice President from 1983 through 1989 and had a total of 36 years service with the Company before his retirement. He is a director of Applied Power Inc. and has been a director of the Company since 1995.

W. James Farrell (54)
         Chairman and Chief Executive Officer since May 1996. Mr. Farrell served as Executive Vice President from 1983 to 1994, became President of the Company in December 1994 and Chief Executive Officer in September 1995 and has a total of 31 years service with the Company. Mr. Farrell is a director of Hon Industries Inc., Morton International, Inc. and Premark International, Inc. and has been a director of the Company since 1995.

L. Richard Flury (49)
         Executive Vice President, Amoco Corporation (energy and chemicals) since January 1996; formerly Senior Vice President for Shared Services from June 1994 through December 1995 and Executive Vice President, Amoco Chemical Co., from 1991 to June 1994, with a total of 27 years service with Amoco. Mr. Flury is a director of the Illinois Coalition, North Central College, the Field Museum and Amoco Foundation, and has been a director of the Company since 1995.

Robert C. McCormack (57)
         Partner, Trident Capital L.P.(venture capital) since 1993; Assistant Secretary of the Navy from 1990 to 1993; Deputy Under Secretary of Defense from 1987 to 1990; and Managing Director, Morgan Stanley & Co. Incorporated (investment banking) from 1985 to 1987. Mr. McCormack is a director of DeVry, Inc. and has been a director of the Company since 1993. He was previously a director from 1978 through 1987.

Phillip B. Rooney (52)
         Chairman, F.N.B.C. of LaGrange, Inc. (multi-bank holding company) since February 1997. Former President of WMX Technologies Inc.(waste management) from 1985 until 1997. Mr. Rooney is a director of The ServiceMaster Company and Urban Shopping Centers Inc. and has been a director of the Company since 1990.

Harold B. Smith (63)
         Chairman of the Executive Committee of the Company since 1982. Mr. Smith is a director of W.W. Grainger Inc. and Northern Trust Corporation and a Trustee of The Northwestern Mutual Life Insurance Company. He has been a director of the Company since 1968.

Ormand J. Wade (57)
         Former Vice Chairman, Ameritech Corp. (telecommunications products and services) from 1987 to 1993 and President and Chief Executive Officer, Illinois Bell Telephone Company from 1982 through 1986. Mr. Wade is a director of Andrew Corporation and Westell Inc. and has been a director of the Company since 1985.



                     Board of Directors and Its Committees

         The Board of Directors of the Company met five times during 1996. Each director except Mr. Birck attended at least 75% of the meetings of the Board and of the Committees of which he or she was a member during 1996.

         The Audit Committee is responsible for reviewing and reporting to the full Board concerning the engagement of independent public accountants, internal audit systems, and any other matters which might significantly affect the Company's financial status. This Committee met three times during 1996 and was composed of Mr. Kennedy (Chairman), Messrs. Becton, Crowther, Jones, and Ms. Crown.

         The Compensation Committee is responsible for administering the Company's compensation plans and approving compensation levels for Executive Officers. This committee met three times during 1996 and was composed of Mr. Leet (Chairman) and Messrs. Flury, McCormack, Rooney and Wade.

         The Finance Committee is responsible for reviewing management's proposals with respect to the Company's debt and equity financing, dividend policy and payments, acquisitions and divestitures above $20,000,000, investments, real estate, and other financing and investment matters. This
Committee met once    during the year and was composed of Mr. Jones (Chairman)
and Messrs. Crowther, Kennedy, Rooney and Wade.

         The Corporate Governance & Nominating Committee receives suggestions and evaluates and recommends to the Board candidates for directors. This Committee also evaluates and makes recommendations as to Board committees and the size of the Board. This Committee may recommend policies and procedures relating to corporate governance and is responsible for the monitoring of such policies and procedures when established. This Committee met three times during the year and was composed of Mr. McCormack (Chairman), Messrs. Becton, Birck, Leet, Smith, and Ms. Crown.

         Stockholders wishing to nominate persons to the Board of Directors for election at the next Annual Meeting should do so no later than December 31, 1997 by letter addressed to The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60025. Such letter must set forth: (a) the name and address of the Stockholder who intends to make the nomination; (b) the name, age and business and residence addresses of each person to be nominated; (c) the principal occupation or employment of each nominee; (d) a statement that the nominee is willing to be nominated and serve as a director; and (e) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the Board of Directors nominated such person.

                            Directors' Compensation

         Compensation for non-employee directors has three components, the first being paid in cash and the remaining two being tied to the price of the Company's Common Stock.

         First, a $25,000 annual retainer is paid, together with an attendance fee of $1,000 for each Board of Directors' meeting and committee meeting. (Committee Chairmen receive an additional $600 for each meeting chaired.) The Company's deferred fee plan permits directors to defer receipt of all or any part of their fees. Amounts deferred are credited with interest at current rates and are paid after an individual ceases to be a director.

         Second, since 1992 the directors' compensation plan has linked a portion of their compensation directly with the interests of the stockholders. In 1992 incumbent non-officer directors received 300 shares of the Company's Common Stock and in 1995 they received 900 such shares pursuant to a restricted stock grant program. One-third of these latter shares vested on January 2, 1996, one-third vested on January 2, 1997 and the remaining one-third will vest on the first business day of 1998, except that all shares vest upon the death or retirement of the director. Under the program a non-officer director who joins the Board between January 3, 1995 and January 2, 1998 receives on the first business day of January following election a grant of 300 shares for each full year of service remaining during such period. The shares granted to the directors pursuant to this program in 1995 are included in the table under "Security Ownership," as are shares granted in 1992.

         Third, in 1995 the Company adopted a phantom stock plan for non-officer directors which grants to each such director 1,000 units of phantom stock. (Certain long-term directors with short remaining service periods until retirement received a higher number.) Each unit is equal in value to the market value of one share of the Company's Common Stock. The phantom stock account is credited with additional units in an amount equivalent to dividends on the Company's Common Stock and is adjusted for any stock dividends, stock splits, combinations or similar changes. The phantom stock units granted to eligible directors pursuant to this plan are included in the table under Security Ownership. A director is eligible for a cash distribution from his or her phantom stock account at retirement or approved resignation in the form of a lump sum or up to ten annual installments as elected by the director at the time of grant. In addition, the value of each director's phantom stock account will be distributed immediately to the director in the event of a corporate change of control.


         Harold B. Smith has entered into a one-year agreement with the Company providing for a consulting fee of $85,000.

                               Security Ownership

The following table sets forth information regarding ownership of the Company's Common Stock as of December 31, 1996 by each director and nominee for director; by each of the named Executive Officers; by directors, nominees and Executive Officers as a group; and by other persons who, to the knowledge of the Company, own of record or beneficially more than 5% of the outstanding Common Stock of the Company.

                                                                               Directors'
                                           Amount and Nature of              Phantom Stock            Percent of
Name of Beneficial Owner Or Group          Beneficial Ownership(1)              Units (2)                Class
---------------------------------          --------------------              -------------            ----------
Directors and Nominees
(Other than Executive Officers)
Julius W. Becton, Jr.                              1,300                         1,731                    *
Michael J. Birck                                     300(3)                      1,003                    *
Marvin D. Brailsford                                 300(3)                      1,000                    *
Susan Crown                                        3,900(4)                      1,010                    *
H. Richard Crowther                              196,517(5)(6)                   1,086                    *
L. Richard Flury                                     600                         1,010                    *
Richard M. Jones                                   5,500                         1,731                    *
George D. Kennedy                                  1,760                         1,731                    *
Richard H. Leet                                    4,500                         1,731                    *
Robert C. McCormack                            7,259,150(7)(8)                   1,010
Phillip B. Rooney                                  5,816                         1,010                    *
Harold B. Smith                               19,546,756(8)(9)                     -
Ormand J. Wade                                     1,900                         1,010                    *

Executive Officers
W. James Farrell                                 122,462(6)(10)                                           *
Russell M. Flaum                                  49,169(6)(11)                                           *
Frank S. Ptak                                     93,838(6)                                               *
F. Ronald Seager                                  92,417(6)(12)                                           *
Hugh J. Zentmyer                                  16,742(6)(13)                                           *

Directors, Nominees and All Executive
Officers as a Group (26 Persons)              20,303,735(6)

Other Principal Beneficial Owners
Edward Byron Smith, Jr.                        7,257,996(14)
The Northern Trust Company                              (15)

-----------

*Less than 1% of Class

(1)   Unless otherwise noted, ownership is direct.
(2) Represents units of phantom stock and dividend equivalents earned under the phantom stock plan for non-officer directors. Each unit is equal in value to one share of Common Stock. The units are not transferable and have no voting rights.
(3) Represents 300 shares of restricted stock granted on January 2, 1997 under the Directors' Restricted Stock Plan.
(4) Includes 1,000 shares owned in a trust as to which Ms. Crown shares voting and investment power.
(5) Includes 160,987 shares held in a revocable living trust as to which Mr. Crowther shares voting and investment power.
(6) Includes shares covered by stock options exercisable within 60 days of December 31, 1996 as follows: Mr. Crowther, 30,620; Mr. Farrell, 82,496; Mr. Flaum, 29,800; Mr. Ptak, 57,000; Mr. Seager, 65,000; Mr.
      Zentmyer, 16,000; and directors, nominees and executive officers as a group, 413,491.

(7) Includes 3,760 shares held in a revocable living trust as to which Mr. McCormack has sole voting and investment power, 200 shares owned in a trust as to which he shares voting and investment power with The
      Northern Trust Company, and 0,000,000 shares as described in Footnote
      8.
(8) Robert C. McCormack, Edward Byron Smith, Jr., Harold B. Smith and The Northern Trust Company are trustees of twelve trusts owning 7,255,190 shares as to which they share voting and investment power.
(9) Includes 197,338 shares held in a revocable living trust as to which Harold B. Smith has sole voting and investment power; 10,825,732 shares owned in twelve trusts as to which he shares voting and investment power with The Northern Trust Company and others; 1,082,240 shares owned in eleven trusts as to which he shares voting and investment power; 7,255,190 shares as described in Footnote 8; and 42,256 shares owned by a charitable foundation of which he is a director.
(10) Includes 1,225 shares held by Mr. Farrell as custodian for his minor child and 850 shares owned by his wife, as to both of which Mr.
      Farrell disclaims beneficial ownership; 10,691 shares held in a revocable living trust; and 24,000 shares owned in a partnership as to which Mr. Farrell shares voting and investment powers with his wife.
(11) Includes 702 shares allocated to Mr. Flaum's account in the Company's Savings and Investment Plan.
(12) Includes 10,876 shares held in a revocable living trust as to which Mr. Seager has sole voting and investment power and 1,038 shares owned by his wife, as to which Mr. Seager disclaims beneficial ownership.
(13) Includes 209 shares held in a revocable living trust and 533 shares allocated to Mr. Zentmyer's account in the Company's Savings and Investment Plan.
(14) Includes 10,874 shares owned in a trust as to which Edward Byron Smith, Jr. has sole voting and investment power; 96,206 shares owned in a trust as to which The Northern Trust Company has sole voting and investment power; 105,992 shares owned in three trusts as to which Mr. Smith shares voting and investment power; and 7,255,190 shares as described in Footnote 8. Also includes the following shares held for the benefit of Mr. Smith's children: 58,580 shares owned in two trusts as to which The Northern Trust Company has sole voting and investment power; 6,720 shares held in a trust as to which Mr. Smith and his wife share voting and investment power; 9,320 shares held in a trust as to which Mr. Smith's wife and sister share voting and investment power; and 4,400 shares owned in two trusts as to which Mr. Smith's sister shares voting and investment power.
(15) Including its holdings as trustee described in Footnotes 7, 8, 9 and 14, The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts which own an aggregate of 23,570,704 shares. They have sole voting power with respect to 8,962,471 shares and share voting power with respect to 8,367,252 shares. They have sole investment power with respect to 1,700,207 shares and share investment power with respect to 19,065,931 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 0,000,000 shares, resulting in aggregate holdings by The Northern Trust Company of 00,000,000 shares (00.0%).

      Because of their holdings individually and as trustees, the holdings of their immediate families and/or their positions with the Company, Robert C. McCormack, Edward Byron Smith, Jr. and Harold B. Smith may be deemed to be "controlling persons' of the Company within the meaning of the Securities Act of 1933, as amended. Robert C. McCormack, Edward Byron Smith, Jr. and Harold
B. Smith have a common great grandfather, Byron L. Smith, who founded the Company in 1912.

      The Company maintains normal commercial banking relationships with The Northern Trust Company, which also acts as the trustee under the Company's pension plan. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Harold B. Smith, a director of the Company, is also a director of Northern Trust Corporation.

         The Northern Trust Company's address is 50 South LaSalle Street, Chicago, IL 60675 and the address of each of the other beneficial owners of more than 5% of the Company's Common Stock is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60025.

                             Executive Compensation

         The table below summarizes the compensation of the Chief Executive Officer and the other four most highly compensated Executive Officers.



                          SUMMARY COMPENSATION TABLE


                                                                            Long Term Compensation
                                                              ------------------------- --------------
                           Annual Compensation                         Awards               Payouts
                          ----------------------              ------------------------- --------------
                                                                            Securities
Name and                                         Other Annual Restricted    Underlying  LTIP           All Other
Principal                  Salary     Bonus      Compensation Stock         Options     Payouts        Compensation
Position            Year   ($) (1)    ($) (1) (2)    ($) (3)  Awards ($) (4)   (#)       ($)             ($)
------------------------------------------------------------- ------------------------- -------------- -------------------
W. James Farrell    1996    453,754     500,000       -             -        200,000 (5)      -         40,808 (6)(7)(8)
Chairman and Chief  1995    317,212     370,000       -             -         60,000          -         38,000
Executive Officer   1994    250,850     291,200       -       1,400,000          -            -          9,236

Frank S. Ptak       1996    255,261     275,000       -             -            -            -         11,429 (6)(7)
Vice Chairman &     1995    219,397     219,670       -             -         30,000          -         10,252
Executive Vice
President           1994    192,165     195,000       -       1,400,000          -            -          7,320

F. Ronald Seager    1996    218,801     204,580       -             -            -            -         12,160 (6)(7)
Executive           1995    209,501     206,150       -             -         30,000          -         11,306
Vice President      1994    199,606     182,608       -         875,000          -            -          7,733

Russell M. Flaum    1996    208,082     209,195       -             -            -            -          6,411 (6)(7)
Executive           1995    199,452     195,000       -             -         15,000          -          6,364
Vice President      1994    179,660     176,540       -         875,000          -            -          5,074

Hugh J. Zentmyer    1996    184,000     179,358       -             -            -            -          7,461 (6)(7)
Executive           1995    170,110     120,435       -             -         12,000          -          6,990
Vice President      1994    139,925      67,968       -             -          8,000          -          4,849

(1) Actual salary or bonus earned, including any amounts deferred under the Company's 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan or both.

(2) Amounts awarded under the Executive Incentive Plan are calculated on the base salary of record as of December 31 for the respective years and paid in the subsequent year.

(3) Perquisites and other personal benefits, securities or property in the aggregate do not exceed the threshold reporting level of the lesser of $50,000 or 10% of total salary and bonus reported for the named Executive Officer.

(4) Represents the value on the grant date (December 8, 1994) of restricted stock grants authorized under the 1979 Stock Incentive Plan. The number of shares granted and their value as of December 31, 1996 for each of the officers were: Mr. Farrell, 32,000 shares ($2,556,000); Mr. Ptak, 32,000 shares ($2,556,000); Mr. Seager, 20,000 shares ($1,597,500); and Mr.
      Flaum, 20,000 shares ($1,597,500). These individuals may exercise full voting rights as to the restricted stock and are entitled to receive all dividends and other distributions paid on the restricted stock from the date of grant until forfeited or sold. Messrs. Farrell's and Ptak's shares each vest in the following manner: 3,200 on December 31, 1995; 4,800 on December 31, 1996; 6,400 on December 31, 1997; 6,400 on
      December 31, 1998; 6,400 on December 31, 1999; 3,200 on December 31,
      2000; and 1,600 on December 31, 2001. Messrs. Seager's and Flaum's shares each vest in the following manner: 2,000 on December 31, 1995; 3,000 on December 31, 1996; 4,000 on December 31, 1997; 4,000 on December
      31, 1998; 4,000 on December 31, 1999; 2,000 on December 31, 2000; and
      1,000 on December 31, 2001. Unvested shares will be forfeited if the executive leaves the Company for any reason other than retirement, death or disability.

(5) On December 30, 1996 Mr. Farrell transferred 24,000 unvested restricted shares to the JM Investment Partners, L.P., a family partnership comprised of W. James Farrell and Maxine P. Farrell.

(6) Includes company matching contributions to the Executive Officers' accounts in the 1993 Executive Contributory Retirement Income Plan. For 1996 the amounts are: Mr. Farrell, $13,613; Mr. Ptak, $7,658; Mr. Seager, $6,564; and Mr. Zentmyer, $5,535. The Company matching contribution to Mr. Flaum's Savings and Investment Plan account was $4,500.

(7) Includes interest credited on deferred compensation in excess of 120% of the Applicable Federal Long Term Rate. For 1996 the amounts are:
      Mr. Farrell, $4,074; Mr. Ptak, $3,771; Mr. Seager, $5,596; Mr. Flaum, $1,911; and Mr. Zentmyer $1,926.

(8) Includes $23,121 representing imputed income for 1996 on Mr. Farrell's outstanding home loan balance.

         As of March 1, 1997, W. James Farrell, the Company's Chief Executive Officer, was indebted to the Company in the Amount of $355,000 (formerly $420,000) arising out of a second mortgage on a home loan made in 1995 by the Company in lieu of Mr. Farrell's selling shares of common stock of the Company. The imputed rate of interest on the loan is 7.34% per annum and the loan is repayable in five annual installments.

         In addition, the Company has a loan program for executive officers to assist them in complying with the Company's stock ownership guidelines. As of February 28, 1997, Mr. Farrell had a loan outstanding for $88,938 payable December 31, 2000, bearing interest at a rate of 5.91% per annum and secured by 3,200 shares of common stock of the Company. The five-year term of the promissory note is renewable, but the note is repayable 180 days following termination of employment with the Company (or immediately if termination is for gross or willful misconduct) and upon bankruptcy, insolvency or death of the employee or breach of the terms of the note or the pledge agreement.


                                ----------------

         The table below sets forth information as to options granted during 1996 to the Executive Officers listed in the Summary Compensation Table.



                            OPTION GRANTS IN 1996

                                                                         Potential
                                                                         Realizable Value at
                                                                         Assumed Annual
                                                                         Rates of Stock Price
                                                                         Appreciation
                           Individual Grants                             for Option Term (1)
--------------------------------------------------------------------     -------------------------------------
                                 % of
                     Number of   Total
                     Securities  Options
                     Underlying  Granted to  Exercise or  Expira-
                     Options     Employees   Base Price   tion
Name                 Granted (#) in 1996     ($/Sh)       Date           0% ($)       5% ($)         10% ($)
--------------------------------------------------------------------     ---------    ----------    ----------
W. J. Farrell       200,000(2)(3)    95%         66.75     05/03/06          0         8,395,743    21,276,462

Frank S. Ptak           ---

F. Ronald Seager        ---

Russell M. Flaum        ---

Hugh J. Zentmyer        ---

(1) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission. They are therefore not intended to forecast possible future appreciation, if any, of the Company's Common Stock price and do not reflect any income tax liability of the individual recipients nor the time value of money. The Company did not use an alternative formula for a grant date valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) These grants become exercisable as to 20% of the shares underlying the options on each of the first five anniversaries of the grant, and are generally fully exercisable after the first anniversary in the event of disability or death. A restorative option right applies to these grants.

(3) On December 30, 1996, Mr. Farrell transferred 151,223 of these options to the JM Investment Partners, L.P. composed of W. J. Farrell and Maxine
     P. Farrell.

                                ----------------

         The table below sets forth information as to option exercises during 1996 as well as the number and value of unexercised options as of December 31, 1996 for the Executive Officers listed in the Summary Compensation Table.




                     AGGREGATED OPTION EXERCISES IN 1996

                       AND 1996 YEAR-END OPTION VALUES

                                                            Number of Securities        Value of Unexercised
                                                            Underlying Unexercised      In-the-Money Options
                                                            Options at Year End (#)     at Year End ($)(1)
                        Shares                              -------------               -------------
                        Acquired            Value           Exer-         Unexer-       Exer-         Unexer-
Name                    on Exercise (#)     Realized ($)    cisable       cisable       cisable       cisable
--------------------    ---------------     --------        ------------- -------       ------------- --------
W. James Farrell (2)           -                 -            82,496       252,500      4,251,203    3,834,375

Frank S. Ptak                  -                 -            57,000        30,000      2,615,438      767,406

F. Ronald Seager            5,000             257,000         65,000        30,000      3,039,063      767,406

Russell M. Flaum               -                 -            29,800        15,000      1,337,069      383,906

Hugh J. Zentmyer               -                 -            16,000        14,000        646,625      376,625

(1) Based on the year-end closing market price of the Company's Common Stock ($79.875).

(2) Includes 151,223 May 3, 1996 options which were transferred to the J M Investment Partners, L.P. on December 30, 1996. This is a family partnership comprised of W. James Farrell and Maxine P. Farrell.

                                RETIREMENT PLANS

       The Company's principal non-contributory defined benefit pension plan covers employees of participating business units. Executive Officers participate in this plan on the same basis as do approximately 10,000 other eligible employees. Benefit amounts are based on years of service and average monthly compensation for the five highest consecutive years out of the last ten years of employment. The following table illustrates the maximum estimated annual benefits to be paid upon normal retirement at age 65 to individuals in specified compensation and years of service classifications. The table does not reflect the limitations contained in the Internal Revenue Code of 1986 on benefit accruals under the Pension Plan. Under a plan adopted by the Board of Directors, supplemental payments in excess of those limitations will be made to participants designated by the Compensation Committee in order to maintain benefits upon retirement at the levels provided under the Pension Plan's formula.



                            ESTIMATED ANNUAL NORMAL RETIREMENT BENEFITS(1)
                    ------------------------------------------------------------
                               YEARS OF SERVICE AT NORMAL RETIREMENT(2)

COMPENSATION(3)       10       15       20       25       30       35       40
---------------     ------   ------   ------   ------   ------   ------   ------
$  250,000 . . .  $ 41,250 $ 61,875 $ 82,500 $103,125 $123,750 $133,125 $142,500
   500,000 . . .    82,500  123,750  165,000  206,250  247,500  266,250  285,000
   750,000 . . .   123,750  185,625  247,500  309,375  371,250  399,375  427,500
 1,000,000 . . .   165,000  247,500  330,000  412,500  495,000  532,500  570,000
 1,250,000 . . .   206,250  309,375  412,500  515,625  618,750  665,625  712,500
 1,500,000 . . .   247,500  371,250  495,000  618,750  742,500  798,750  855,000
 1,750,000 . . .   288,750  433,125  577,500  721,875  866,250  931,875  997,500

----------------
(1) Amounts shown exceed actual amounts by .65% of Social Security covered compensation for each year of service up to 30 years.

(2) Years of service as of December 31, 1996 for the five most highly compensated Executive Officers were as follows: Mr. Farrell, 31.5 years; Mr. Ptak, 21.1 years; Mr. Flaum, 21.2 years; Mr. Seager, 16.6 years; and Mr. Zentmyer, 28.6 years.

(3) Compensation includes all amounts shown under the columns "Salary" and "Bonus" in the Summary Compensation Table.

       The Company's 1982 Executive Contributory Retirement Income Plan provided certain executives designated by the Compensation Committee the opportunity to supplement their retirement benefits in exchange for salary reductions during the four-year period 1983 through 1986. Under the plan the Company agreed to pay benefits upon retirement, death or disability, with the actual benefit amounts dependent upon the amount of the deferral, the amount of the Company's contribution, and the age of the participant at entry into the plan. Two of the five named Executive Officers included in the Summary Compensation Table were eligible and elected to have their salaries reduced by 10%. During the period of salary reduction the executives could not contribute to and did not receive the Company's matching contribution in the Savings and Investment Plan. The Company purchased insurance on the lives of the participants to fund the benefits, with the 10% of salary retained by the Company and the 3% of base compensation that the Company would have contributed to match participant contributions to the Savings and Investment Plan applied to the premium for the insurance. Under the 1982 Plan, annual benefits payable beginning at the normal retirement age of 65 for 15 years were fixed following the deferral period and are as follows: Mr. Farrell, $113,529 and Mr. Seager, $68,266.

         Report of the Compensation Committee on Executive Compensation

         The Compensation Committee of the Board of Directors, composed of non-employee directors, administers the Company's compensation plans, including the Executive Incentive Plan and the Stock Incentive Plan, and approves compensation levels for Executive Officers. In administering and making decisions regarding these plans, the Committee considers management's contribution to the Company's long-term growth. Among performance considerations is the Company's total shareholder return (measured by capital appreciation and reinvested dividends), which for the ten-year period ending December 31, 1996 was a compounded annual rate of return of 21.5%. This return compares to the Standard & Poor's 500 Index of 15.2% and the Standard & Poor's Diversified Manufacturing Index of 16.7% for the comparable period.

         Annual compensation of Executive Officers is comprised of base salary and an incentive bonus. The Company's compensation philosophy requires that the incentive bonus opportunity be performance-based and represent a significant portion of total annual compensation. The Company has retained the services of Hewitt Associates and The Hay Group, compensation consulting firms, to assist the Committee in the performance of its various compensation duties. Hewitt Associates has been retained in this capacity since 1985 and The Hay Group since 1987.

         In establishing the base salary the Chief Executive Officer (CEO) and other Executive Officers, the Committee considers published compensation information obtained annually from independent consultants relating to industrial companies of comparable size ("peer group"). The companies used for compensation purposes are not necessarily the same as those included in the S&P Diversified Manufacturing Index used in the Performance Graph to evaluate stockholder return. In making periodic adjustments to base salary, the Committee considers the Executive Officer's past performance and future potential, the net income of the Company, and the operating income of the respective operating units. The compensation policy of the Committee is to target base salaries of Executive Officers near the median of the peer group. This policy provides performance incentives that can provide above average total compensation. For 1996, however, the base salary and total compensation for the CEO and other Executive Officers were below the median of the peer group.

         Annual cash bonuses are paid pursuant to the Executive Incentive Plan based on predetermined objectives. Under this plan, maximum bonus opportunities for Executive Officers range from 40% to 100% of base salary, unless the Committee in its discretion increases such maximum. One-half of the CEO's and certain Executive Officers' maximum bonus opportunity is directly related to the Company's net income and one-half to the individual's performance measured against predetermined management goals. (With respect to the Executive Vice Presidents' maximum bonus opportunity, one-eighth is based upon the Company's net income and three-eighths is based upon their respective group operating incomes. The remaining one-half bonus opportunity is based on the individual's performance measured against predetermined management goals.) The resultant average percent bonus awarded to Executive Officers for performance relative to the Company and personal objectives during 1996 was approximately 96% of the maximum award. These awards reflected the Company's fifth straight all-time high earnings performance and the accomplishment of financial and personal objectives by the Executive Officers.

         A stock incentive plan is provided as a component of the Committee's long-term, performance-based compensation philosophy. The CEO and other Executive Officers participate in this plan with stock option awards generally made on a biennial basis. The magnitude of award is based on the Committee's evaluation of the Executive Officer's performance and his ability to influence the Company's long-term growth and profitability. All options have been granted at market price. The ultimate value of a stock option bears a direct relationship to the increase in market price of the Company's Common Stock. Thus, the Stock Incentive Plan is an effective incentive for key employees to create value for the stockholders.

         In 1995 the Board of Directors and the Compensation Committee furthered their objective of aligning the interests of Executive Officers and directors with those of the stockholders by approving the establishment of stock ownership guidelines for elected and appointed corporate officers, as well as non-officer Board members. These guidelines, stated as a multiple of officers' base salaries and of directors' annual retainer are as follows: CEO, five times; Executive Vice Presidents, three times; Senior Vice Presidents, two times; Vice Presidents, one time; and non-officer directors, four times. The recommended accumulation period for reaching the above guidelines for both Executive Officers and directors is five years.

         In addition to open market purchases, Executive Officers may utilize other transactions to accumulate ownership of the Company's shares, such as exercised stock options; stock owned in the Company's 401(k) savings plan; and stock incentives valued as if vested, less the exercise price and applicable taxes (in the case of stock options). The Board also approved a plan that allows an Executive Officer to exchange up to 50% of the cash award in the Executive Incentive Plan for the Company's Common Stock. In support of the principle of stock ownership, the Board approved a loan program to aid executives in meeting these guidelines. Similar to Executive Officers, director stock ownership requirements may be satisfied by open market purchases, vested restricted stock, and stock equivalents included in the directors' phantom stock plan.

         Compensation deduction limitations under Section 162 of the Internal Revenue Code have been addressed by the Committee through the limits inserted in the 1996 Stock Incentive Plan and Executive Incentive Plan.

                           Richard H. Leet, Chairman
                           L. Richard Flury, Member
                           Robert C. McCormack, Member
                           Phillip B. Rooney, Member
                           Ormand J. Wade, Member


                               Performance Graph




2-TRAC - ZACKS TOTAL RETUREN ANNUAL COMPARISON - PAGE 1
============================================================================================

PREPARED FOR                : ILLINOIS TOOL W

PREPARED ON                 : FEBRUARY 5, 1997

5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
============================================================================================

                                       STARTING
                                         BASIS
DESCRIPTION                              1991     1992     1993     1994     1995     1996
--------------------------------       -------- -------- -------- -------- -------- --------
ILLINOIS TOOL W (%)                                 3.81    21.10    14.01    36.42    36.76
ILLINOIS TOOL W ($)                     $100.00  $103.81  $125.72  $143.33  $195.54  $267.42

S & P 500 (%)                                       7.62    10.08     1.32    37.58    22.96
S & P 500 ($)                           $100.00  $107.62  $118.46  $120.03  $165.13  $203.05

S & P MANUFACTURING - DIVERSIFIED (%)               8.39    21.40     3.51    40.81    37.81
S & P MANUFACTURING - DIVERSIFIED ($)   $100.00  $108.39  $131.58  $136.21  $191.79  $264.30

NOTE:  Data complete through last fiscal year.

NOTE: Corporate Performance Graph with peer group uses peer group only performance (excludes your company)

NOTE: Peer group indices use beginning of period market capitalization weighting.

* Assumes that the value of investment in Illinois Tool Works Inc. Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested. Total returns are based on market capitalization.

                                   Proposal 2

 Proposal to Amend Article Fourth of the Restated Certificate of Incorporation

         General

         On February 14, 1997, the Board of Directors of the Company authorized a two-for-one split of the Common Stock, to be effected in the form of a stock dividend of one share for each share outstanding on the record date, subject to stockholder approval of an increase in the number of authorized shares of Common Stock. Without an increase, there would be an insufficient number of shares to effect the stock split. Accordingly, the Board of Directors recommends that action be taken by stockholders to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 350,000,000 shares. In addition, the Board of Directors determined that the Company would benefit financially from an increase in the par value of the Common Stock from no par value to $.01 par value per share and authorized such change, also subject to stockholder approval.

         The amendment to the first paragraph of Article Fourth of the Restated Certificate of Incorporation adopted by the Board of Directors, which stockholders are being asked to approve, reads as follows:

         "FOURTH.

         (1) Authorized Shares. The total number of shares of stock of all classes which the corporation shall have authority to issue is three hundred fifty million three hundred thousand (350,300,000), of which three hundred thousand (300,000) shall be shares of Preferred Stock, without par value, and three hundred fifty million (350,000,000) shall be shares of Common Stock, par value $.01 per share. Each share of the Company's Common Stock with no par value represented by a stock certificate issued prior to the effective date shall be deemed converted into one share of the Company's Common Stock, par value $.01 per share."

         The two changes effected by the amendment to the first paragraph of Article Fourth of the Restated Certificate of Incorporation, an increase in the number of authorized shares and an increase in the par value, are discussed in greater detail below.

Increase in Number of Authorized Shares of Common Stock

         As of March 11, 1997, there were no shares of Preferred Stock issued and outstanding. As of the same date, there were 124,531,549 shares of Common Stock issued and outstanding (exclusive of Treasury shares) and shares of Common Stock reserved for issuance in connection with the Directors' Restricted Stock Plan and the Company's Stock Incentive Plan. Thus, as of March 11, 1997, the maximum number of unreserved shares of Common Stock that
could be issued (including Treasury shares) was          , a number
insufficient to effect the two-for-one stock split, payable in the form of a stock dividend.

        Approval of the proposed amendment, after giving effect to the stock split, would result in there being 249,063,098 shares of Common Stock outstanding (based on the number of outstanding shares on March 11, 1997), and 100,936,902 shares of Common Stock remaining for future issuance. The holders of the Company's Common Stock have no preemptive rights to subscribe for or to acquire any additional issues of Common Stock or securities convertible into or entitling the holder to purchase shares of Common Stock.

         The additional shares of Common Stock sought by the amendment will be available for issuance without further action by stockholders unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed.

The New York Stock Exchange currently requires specific stockholder approval as a prerequisite to listing shares in several instances, including an acquisition transaction in which the issuance of shares could result in an increase of 20% or more in the number of shares of Common Stock outstanding.

         The Company intends to apply for the listing on the New York Stock Exchange and the Chicago Stock Exchange of the additional shares of Common Stock to be issued in connection with the stock split payable in the form of a stock dividend.

         The Board of Directors is of the opinion that the proposed increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The Board anticipates that the increase in the number of outstanding shares of Common Stock as a result of the stock split, payable in the form of a stock dividend, may place the market price of the Company's Common Stock in a range more attractive to investors and may result in a broader market for the stock. In addition, the Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in connection with future employee benefit programs, mergers, acquisitions, and other corporate purposes. In many such situations prompt action may be required which would not permit seeking stockholder approval in a timely fashion to authorize additional shares for the specific transaction. Although the additional shares of Common Stock would provide future flexibility, the Company has no present plans for their use.

         The reasons for seeking an increase in the number of authorized shares of Common Stock are not intended for anti-takeover purposes. Nevertheless, securities rules require disclosure of charter and by-law provisions that could have an anti-takeover effect. The Company's Restated Certificate of Incorporation contains the following provisions: (1) the Board of Directors has the authority to issue one or more series of preferred stock up to a maximum of 300,000 shares; (2) stockholders may not take action by written consent; (3) a special meeting of stockholders may only be called by the chairman, the president, or a majority of the Board of Directors; and (4) certain business combinations require approval by a two-thirds vote of the stockholders. These provisions could permit the Board of Directors to place stock in friendly hands, delay or deter or otherwise make more difficult a takeover of the Company. While permitted under Delaware law, the Company's charter and by-laws do not provide stockholders with cumulative voting.

         To effect the two-for-one stock split, payable in the form of a stock dividend, the number of authorized shares of Common Stock must be increased. In the opinion of the Board of Directors, such an increase is in the best interests of stockholders.

Increase in the Par Value of the Shares of Common Stock

         As part of the amendment to Article Fourth of the Restated Certificate of Incorporation, the Board of Directors also authorized an increase in the par value of the Common Stock from no par value to $.01 par value per share, subject to stockholder approval. Under the laws of the State of Delaware, the state in which the Company is incorporated, a corporation may have par or no par value stock. The fees charged by the State of Delaware when a corporation increases the number of authorized shares are higher if the corporation has no par value stock than if the corporation has par value stock. Therefore, each time the Company increases the number of authorized shares of Common Stock, the Company incurs unnecessarily high fees. In addition, some states impose qualification or licensing fees on foreign corporations to transact business in such states based upon the authorized capital stock of a corporation. In certain states, the rates at which qualification or licensing fees are assessed differ, depending upon whether the shares of the corporation are with or without par value, with nominal par value shares being assessed at a lower rate than no par value shares. The Company anticipates that a change from no par value to $.01 par value Common Stock will save the Company costs and thus benefit the stockholders.

         The increase in par value of the Company's Common Stock from no par value to $.01 par value per share, as proposed by the amendment to Article Fourth of the Company's Restated Certificate of Incorporation, will have no effect on any of the rights and privileges now possessed by holders of Common Stock.

         If the proposal to amend Article Fourth of the Restated Certificate of Incorporation is adopted, an amount equal to the aggregate par value of the shares of Common Stock issued in the stock split, payable in the form of a one-for-one stock dividend, would be transferred from surplus (referred to as "Income reinvested in the business" in the Company's financial statements) to stated capital (designated as the Company's Common Stock account in the financial statements).

         If adopted, the amendment to Article Fourth of the Restated Certificate of Incorporation will be effective at the close of business on the date of filing the amendments to the Certificate of Incorporation with the Delaware Secretary of State. The Company anticipates that the filing will occur on May 12, 1997. Stockholders of record at the close of business on the filing date would receive an additional stock certificate, par value $.01 per share, representing one additional share of Common Stock for each share held. Stockholders would retain certificates issued prior to such date, and those certificates would continue to represent the same number of shares, but would be deemed to have a par value of $.01 per share. Certificates should not be returned to the Company or its transfer agent. The Company anticipates that certificates representing additional shares to be issued to entitled stockholders would be mailed on or about May 27, 1997.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION WHEREBY THE NUMBER OF AUTHORIZED SHARES AND THE PAR VALUE OF THE COMMON STOCK WOULD BE INCREASED.

                                   Proposal 3

         A proposed stockholder resolution concerning splitting the offices of Chairman of the Board and Chief Executive Officer.

         The United Paperworkers International Union, record owner of 101 shares of the Company's common stock out of 124,531,549 outstanding, has given the Company notice that it intends to sponsor the following proposal for action at the meeting:

                              Shareholder Proposal

         RESOLVED, that the shareholders of Illinois Tool Works (the "Company") hereby direct the Board of Directors to amend the corporate bylaws to provide that the positions of Chairman of the Board and Chief Executive Officer shall not be held by the same individual, and that the Chairman shall be selected from among the outside, non-employee directors.

                              Supporting Statement

         We believe that shareholders are best served by a Board of Directors whose chairman is chosen from among the independent, outside directors. Such a person brings objectivity and a unique perspective to the position.

         Currently, the bylaws provide that the Chairman shall be the Chief Executive Officer of the corporation. The CEO, however, is an employee of the Company who reports to the Board, and therefore is Chairman of the very same Board to which he is supposed to be accountable.

         The Board's functions include evaluating the performance of management and setting executive compensation, including that of the CEO. Where the Chairman and the CEO are the same person, however, we believe the Board's ability to effectively evaluate and oversee management is compromised. How can one person who serves as both Chairman and CEO evaluate his own performance?

         Indeed from September 1995 until May 1996, our Board of Directors designated different persons to be Chairman and CEO, even though this required the Board to amend the corporate bylaws during that time period. This occurred when the Board permitted the Company's former CEO to continue as Chairman for eight months after the selection of the new CEO.

         Clearly this demonstrates the Board's belief that separating the positions of Chairman and CEO is a workable practice. We believe it would be an even better practice for the Chairman to be selected from among the outside, independent directors.

         Certainly shareholders have no role to play in the day-to-day operation of our Company. We rely on management to operate the Company, and we expect the directors to oversee management. This system of checks and balances can be compromised, however, when the same person is both CEO and Chairman of the Board.

                             The Company's Position

 The Board of Directors recommends that shareholders vote Against this proposal.

         Effective Board oversight of management - the purpose of the proposal
- already exists at Illinois Tool Works Inc. A substantial majority of the Company's directors are and for many years have been independent, outside, non-employee directors. The Compensation Committee, which is responsible for evaluating the performance of senior management, including the Chairman and CEO, is composed entirely of independent directors thereby assuring objectivity of performance evaluations and compensation decisions. The Committee's report, including the bases upon which the Chairman and CEO's performance is evaluated, appears elsewhere in this proxy statement.

         Adoption of this proposal would limit the Board's flexibility and ability to select the best person to serve as chairman. At times, such as in connection with succession planning or in anticipating and responding to a crisis, it may be appropriate to separate the positions. But the Board must be free to make the best choice for the Company at a given point in time based upon the needs of the Company and the people available to meet those needs.

         No meaningful measure of independence would be provided by adoption of this proposal. The interests of the Company and its shareholders currently are best served by the experienced, consistent direction and ability for decisive action afforded by a full-time chairman and CEO who is subject to oversight by the Company's independent directors. Both the Performance Graph and the Compensation Committee Report, as well as the Annual Report being circulated to the stockholders, demonstrate the strong record over the last five and ten year periods that the Company has compiled under its present form of corporate governance.

         THE BOARD OF DIRECTORS OPPOSES PROPOSAL 2 AND RECOMMENDS A VOTE AGAINST IT.

         Proxies solicited by the Board of Directors will be so voted unless stockholders direct otherwise on the proxy card.

                     Stockholder Proposals and Nominations

        Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by the Secretary of the Company on or before November 25, 1997 and stockholder nominations of directors must be received by the Secretary prior to December 31, 1997.

                         Independent Public Accountants

         Arthur Andersen LLP has been the Company's independent public accounting firm since 1951. During 1996 the Company engaged Arthur Andersen LLP to examine the Company's annual financial statements, review ITW unaudited quarterly financial statements and assist in the preparation of required financial reports with the Securities and Exchange Commission and related matters. The Board of Directors has engaged Arthur Andersen LLP to act in similar capacities as the Company's independent public accountants for 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to any questions and to make any comments they deem appropriate.

















                                    General

         The cost of preparing and mailing this proxy statement and the solicitation of proxies will be paid by the Company. Solicitations will be made by mail but in some cases may also be made by telephone or personal call of officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company will also pay the cost of supplying necessary additional copies of the solicitation material and the Company's Annual Report for 1996 to beneficial owners of shares held of record by brokers, dealers, banks and voting trustees, and their nominees. Upon request, the Company will also pay reasonable expenses of record holders for mailing such materials to the beneficial owners.


                                        By Order of the Board of Directors

                                                STEWART S. HUDNUT
                                                    Secretary

Glenview, Illinois
March 25, 1997

         UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT (FORM 10-K) TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE SCHEDULES THERETO. THE REQUEST SHOULD BE DIRECTED TO STEWART S. HUDNUT, SECRETARY, AT THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                            ILLINOIS TOOL WORKS INC.
                3600 WEST LAKE AVENUE, GLENVIEW, ILLINOIS 60025
                   ANNUAL MEETING OF STOCKHOLDERS MAY 9, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Illinois Tool Works Inc. hereby appoints Susan Crown, Harold B. Smith and Ormand J. Wade, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of the Company to be held in Chicago, Illinois on May 9, 1997 with authority to vote as directed by this Proxy at the Meeting, and any adjournments of the meeting, all shares of stock of the Company registered in the name of the undersigned.




      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                            ILLINOIS TOOL WORKS INC.

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY


1.       ELECTION OF DIRECTORS

         Nominees: M.J. Birck, M.D. Brailsford, S. Crown, H.R. Crowther, W.
         J. Farrell, L.R. Flury, R.C. McCormack, P.B. Rooney, H.B. Smith, O.J. Wade


2. APPROVAL OF PROPOSAL TO AMEND ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION


3. TO ACT ON A STOCKHOLDER PROPOSAL CONCERNING SPLITTING THE POSITIONS OF CEO AND CHAIRMAN


4. In their discretion, upon such other matters as may properly come before the meeting.


THE PROXY WILL BE VOTED AS DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTORS, FOR APPROVAL OF THE PROPOSAL TO AMEND ARTICLE FOURTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AND TO DISAPPROVE THE STOCKHOLDER PROPOSAL, WHICH IS THE MANNER IN WHICH THIS PROXY WILL BE VOTED IF NO DIRECTION IS MADE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please sign exactly as your name or names appear. If jointly held, each owner must sign. Executors, administrators, trustees, officers, etc. should give full title as such.

                                             Dated                     1997
                                                  ---------------------



                                   ---------------------------------------------
                                                     Signature


                                   ---------------------------------------------
                                                     Signature


ANNUAL MEETING MAY 9, 1997         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY